Exhibit 23.6
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC (collectively the “Registrants”) of our reports dated June 15, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for asset retirement obligations) and February 3, 2006 relating to the consolidated financial statements of K-l HGC Investment LLC and subsidiaries as of April 30, 2006 and for the period from July 1, 2005 to April 30, 2006, and as of June 30, 2005 and 2004, and for the year ended June 30, 2005 and the period from August 8, 2003 (date of inception) to June 30, 2004, respectively, appearing in the Current Report on Form 8-K/A under the Securities Act of 1934 of the Registrants filed on June 27, 2006, and to the reference to us under the heading “Experts” in the prospectus.
/s/ Deloitte & Touche LLP
Honolulu, Hawaii
October 12, 2006